STEMCELLS, INC. ANNOUNCES ITS HUMAN NEURAL STEM CELLS RESTORE MEMORY IN MODELS
OF ALZHEIMER’S DISEASE

NEWARK, CA (July 17, 2012) – StemCells, Inc. (Nasdaq: STEM), today announced preclinical data demonstrating that its proprietary human neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease (AD). The data was presented today at the Alzheimer’s Association International Conference 2012 in Vancouver, Canada.

The study results showed that transplanting the cells into a specific region of the brain, the hippocampus, statistically increased memory in two different animal models. The hippocampus is critically important to the control of memory and is severely impacted by the pathology of AD. Specifically, hippocampal synaptic density is reduced in AD and correlates with memory loss. The researchers observed increased synaptic density and improved memory post transplantation. Importantly, these results did not require reduction in beta amyloid or tau that accumulate in the brains of patients with AD and account for the pathological hallmarks of the disease.

The research was conducted in collaboration with a world-renowned leader in AD, Frank LaFerla, Ph.D., Director of the University of California, Irvine (UCI) Institute for Memory Impairments and Neurological Disorders (UCI MIND), and Chancellor’s Professor, Neurobiology and Behavior in the School of Biological Sciences at UCI. Matthew Blurton-Jones, Ph.D., Assistant Professor, Neurobiology and Behavior at UCI, presented the study results.

“This is the first time human neural stem cells have been shown to have a significant effect on memory,” said Dr. LaFerla. “While AD is a diffuse disorder, the data suggest that transplanting these cells into the hippocampus might well benefit patients with Alzheimer’s. We believe the outcomes in these two animal models provide strong rationale to study this approach in the clinic and we wish to thank the California Institute of Regenerative Medicine for the support it has given this promising research.”

Stephen Huhn, M.D., FACS, FAAP, Vice President and Head of the CNS Program at StemCells, added, “While reducing beta amyloid and tau burden is a major focus in AD research, our data is intriguing because we obtained improved memory without a reduction in either of these pathologies. AD is a complex and challenging disorder. The field would benefit from the pursuit of a diverse range of treatment approaches and our neural stem cells now appear to offer a unique and viable contribution in the battle against this devastating disease.”

About Alzheimer’s Disease

Alzheimer’s disease is a progressive, fatal neurodegenerative disorder that results in loss of memory and cognitive function. Today there is no cure or effective treatment option for patients afflicted by Alzheimer’s disease. According to the Alzheimer’s Association, approximately 5.4 million Americans have Alzheimer’s disease, including nearly half of people aged 85 and older. The prevalence of Alzheimer’s disease is expected to increase rapidly as a result of the country’s aging population.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and recently reported positive interim safety data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the prospect of the Company’s HuCNS-SC cells to restore lost memory in animal models of Alzheimer’s disease; the prospect of successful results from this research collaboration and advancing to clinical testing in Alzheimer’s disease; the potential of the Company’s HuCNS-SC cells to treat a broad range of central nervous system disorders such as Alzheimer’s disease; the prospect of initiating a clinical trial in Alzheimer’s disease; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the results of the Company’s preclinical studies in Alzheimer’s disease will be replicated in humans; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, age-related macular degeneration or in future clinical trials of proposed therapies for other diseases or conditions given the novel and unproven nature of the Company’s technologies; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Ian Stone

Russo Partners

(619) 308-6541